Exhibit 23.1

THOMAS J. HARRIS

CERTIFIED PUBLIC ACCOUNTANT

3901 STONE WAY N., SUITE 202

SEATTLE, WA 98103

206.547.6050

REGISTERED AUDITOR'S CONSENT

I, Thomas J. Harris, CPA, of 3901 Stone Way North, Suite # 202, Seattle, WA. 98103, do hereby consent to the use of my reports dated August 26th, 2013 on the financial statements of Sealand Natural Resources, Inc. for the years ended May 31, 2013 and 2012 and from the period from May 23, 2011 (inception) through May 31, 2013 be included in and made part of any filing to be filed with the U.S. Securities and Exchange Commission. I also consent to your use of my name as an expert in the appropriate sections of those filings.

Dated this 24th day of April, 2014.

Thomas J. Harris

Certified Public Accountant